We have issued our report dated June 24, 1998, accompanying the consolidated financial statements and schedule incorporated by reference or included in the Annual Report of Software Spectrum, Inc. on Form 10-K for the year ended April 30, 1998. We hereby consent to the incorporation by reference of said report in the Registration Statements of Software Spectrum, Inc. on Forms S-8 (Software Spectrum, Inc. 1993 Long Term Incentive Plan, Software Spectrum, Inc. Employee Stock Purchase Plan and Amended and Restated Stock Option Plan, filed on July 19, 1995, and Software Spectrum, Inc. Non-Employee Directors' Retainer Stock Plan, filed on September 28, 1995).



/s/ Grant Thornton LLP
---------------------------
    Grant Thornton LLP


Dallas, Texas
July 28, 1998